EXHIBIT 10.44

CONSULTING AGREEMENT

THIS AGREEMENT (the “Agreement”), made as of the 2nd day of January, 2003, by and between Digitas LLC, a Delaware limited liability company, with a place of business at The Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199 (“Digitas”), and Michael Ward (the “Consultant”).

WITNESSETH

WHEREAS, Consultant is currently the President and Chief Operating Officer of Digitas LLC.

WHEREAS, Consultant submitted his resignation as President and Chief Operating Officer on December 10, 2002 stating that his employment with Digitas will cease effective January 10, 2003 (“Resignation Date”).

WHEREAS, Digitas seeks to retain a limited right to Consultant’s services after the Resignation Date;

WHEREAS, Digitas desires to have the Consultant provide such services on the terms and conditions contained in this Agreement;

NOW, THEREFORE, it is hereby mutually agreed as follows:

1.	Duties of Consultant

The Consultant agrees to provide Digitas upon request with up to four (4) hours of consulting services per month during the Term (as defined below). The Consultant shall perform such consulting services as directed by Digitas and agreed upon by Consultant from time to time (the “Services”).

2.	Fee for Service

Digitas shall pay Consultant one thousand dollars ($1,000.00) per month for the Services (the “Fee”). Digitas shall pay the Fee in two equal semi-monthly payments as directed by Consultant. For any month during the Term that is less than a full calendar month, the hours of Service required and Fee due to Consultant shall be calculated on a pro rata basis. In the event Consultant provides in excess of four (4) hours of Service in any month, no amount in addition to the Fee will be due to Consultant unless agreed upon in advance by the parties.

3.	Term and Termination of Agreement

a.	This Agreement shall be effective January 10, 2003 (the “Effective Date”) and shall continue until January 9, 2005.

b.	Upon five (5) days’ prior written notice to Consultant, Digitas may terminate this Agreement for Cause (as defined in the employment agreement between Digitas LLC and Michael Ward dated January 6, 1999, as amended).

c.	Upon five (5) days’ prior written notice to Digitas, Consultant may terminate this Agreement for any reason at any time.

4.	Independent Contractor’s Status and Authority

The Consultant agrees and represents that as of the Effective Date he will be an independent contractor and that he will not be a Digitas agent or employee for Federal and State tax purposes or any other purposes whatsoever, and is not entitled to any Digitas employee benefits under this Agreement. The Consultant assumes sole and full responsibility for his acts and agrees that he has no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate Digitas or any client in any manner whatsoever.

5.	Confidential Information

a.	The Consultant agrees to regard and preserve as confidential any and all information, material, documents and data related to the business activities of Digitas and its current and prospective clients that may be received by the Consultant from Digitas or its clients as a result of this Agreement (“Confidential Information”). Such “Confidential Information” shall not include any information which is or becomes through no fault of the Consultant part of the public domain; which Consultant can show was known to the Consultant prior to his employment with Digitas or disclosure as a result of this Agreement; or which is lawfully obtained by the Consultant from a third party outside of this Agreement. The Consultant agrees to hold such Confidential Information in trust and confidence for Digitas and not to disclose such Confidential Information to any person, firm or enterprise, or use any such Confidential Information for his own benefit unless previously authorized by Digitas in writing, but shall use such Confidential Information solely in performance of his Services under this Agreement.

b.	The provisions of this Section shall survive the completion of the Consultant’s services and the termination of this Agreement.

6.	Compliance with Laws

The Consultant shall comply with all federal, state, county and local laws, ordinances, regulations and codes which are applicable to the Services in the performance of this Agreement and shall assist Digitas in complying with such laws to the extent that it is its obligation to do so.

7.	No Waiver

A party’s failure at any time to enforce any of the provisions of this Agreement, or any right with respect thereto, will not be construed to be a waiver of such provision or rights, nor to affect the validity of this Agreement. The failure to exercise by a party of any right under the terms or covenants herein shall not preclude or prejudice the exercising thereafter of the same or other rights under this Agreement.

8.	Assignment / Beneficiary Rights

All the terms, provisions and conditions of this Agreement shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Consultant, nor may the Consultant delegate or subcontract any of his duties, and any attempt by the Consultant to so assign, delegate or subcontract shall be void.

9.	Entire Agreement/Amendments

Subject to the terms and conditions hereof: this Agreement contains the entire understanding of the parties hereto in respect to the provision of the Services after the Effective Date; (a) there are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein; (b) this Agreement supersedes all prior agreements and understandings between the parties with respect to the Services after the Effective Date; (c) this Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successor or assigns; and (d) any condition to a party’s obligations hereunder may be waived in writing by such party.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand (and duly receipted) or mailed, certified or registered mail, return receipt requested, as follows:

if to Consultant:	Michael Ward

if to Digitas	Digitas LLC The Prudential Tower 800 Boylston Street Boston, MA 02199 Attention: General Counsel

or to such other person or address as any party may furnish or designate to the other in writing in accordance herewith. Notice given by mail shall be deemed to have been given upon the date shown on the certified or registered postal receipt showing delivery to the recipient.

10.	Governing Law

This Agreement shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

11.	Headings

The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the date first above written.

Consultant		Digitas LLC

Signature:	/s/ Michael Ward	Signature:	/s/ Thomas Lemberg

Printed Name:	Michael Ward	Printed Name:	Thomas Lemberg

Title:	President and COO	Title:	Executive Vice President

Date:	January 9, 2003	Date:	January 9, 2003

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